Exhibit 2.1

AGREEMENT OF MERGER

among:

SORRENTO THERAPEUTICS, INC.,

a Delaware corporation;

STI MERGER SUB, INC.,

a Delaware corporation;

IGDRASOL, INC.,

a Delaware corporation;

the stockholders of IgDraSol, Inc.;

and

VUONG TRIEU,

as the Stockholders’ Agent.

Dated as of September 9, 2013

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 9, 2013, by and among: Sorrento Therapeutics, Inc., a Delaware corporation (“Parent”); STI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); IgDraSol, Inc., a Delaware corporation (the “Company”); Vuong Trieu as the Stockholders’ Agent and all the stockholders of the Company (each a “Stockholder”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. This Agreement is being entered into in connection with that certain Option Agreement dated as of March 6, 2013 between Parent and the Company (the “Option Agreement”).

B. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law and, to the extent applicable, the California General Corporation Law (the “CGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company. The respective boards of directors of Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement. The board of directors of Parent determined that the issuance of shares of Parent pursuant to this Agreement is advisable and in the best interests of its stockholders, and have approved the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

D. Certain holders of capital stock of the Company (collectively, the “Key Stockholders”) have previously executed and delivered to Parent voting agreements (“Voting Agreements”) of even date herewith substantially in the form of Exhibit B.

AGREEMENT

The parties to this Agreement intending to be legally bound hereby agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (“DGCL”).

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP (“Cooley”), 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on a date to be designated by Parent as soon as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Sections 7 and 8 herein. (The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”) Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent may designate);

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, together with such additional individuals as Parent may designate.

1.5 Intentionally Omitted.

1.6 Conversion of Shares; Distributions. Subject to Sections 1.9, 1.10, 1.12 and 1.16, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) each share of common stock, $0.0001 par value per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, within ten (10) days after the Effective Time, shares of Parent Common Stock (in accordance with Section 1.10(a)) and the distribution allocation (in accordance with Exhibit C and the

Merger Consideration Certificate) and, at such time and only to the extent earned and distributable to the Merger Stockholders pursuant and, subject to the provisions of Section 1.10, a Pro Rata Portion of the Milestone Consideration, payable in shares of Parent Common Stock as provided in Section 1.10; and

(b) each share of the common stock (par value $0.0001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.7 Stock Options. Prior to the Closing and subject to Section 1.10, each Company Option that is outstanding and unexercised immediately prior to the Closing shall be cancelled and of no further effect. For clarity, this Section 1.7 shall not affect any previously vested and exercised or repurchased Company Options, and in any event shall not affect any commitments to pay the Pro Rata Portion of the Milestone Consideration payable as provided in Section 1.10.

1.8 Company Warrants. Subject to Sections 1.10, 1.12 and 1.16, prior to the Closing, each warrant to purchase Shares (each a “Company Warrant”) that is outstanding and unexercised immediately prior to the Closing shall be cancelled and of no further effect. For clarity, this Section 1.8 shall not affect any commitments to pay the Pro Rata Portion of the Milestone Consideration, payable as provided in Section 1.10.

1.9 Restricted Stock. At the Effective Time and subject to Section 1.10, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and subject a right of repurchase by the Company (each a “Restricted Company Share”) shall become fully vested immediately prior to the Effective Time.

1.10 Equity Merger Consideration.

(a) Exchange Upon Signing. Subject to Section 1.12, within ten (10) days after the Effective Time, the Parent shall deliver to the Stockholders’ Agent a total of 3,006,641 shares of Parent Common Stock for distribution to the Merger Stockholders in accordance with the distribution allocation set forth in Sections 1.6, 1.7 and 1.8, Exhibit C and the Merger Consideration Certificate;

(b) Development Milestone. Subject to Section 1.12, within thirty (30) days after the first occurrence of a Development Milestone (as defined below), Parent shall provide written notice thereof to the Stockholders’ Agent and shall deliver to the Stockholders’ Agent that number of shares of Parent Common Stock equal to the Milestone Consideration for distribution to the parties entitled to receive a Pro Rata Portion of the Milestone Consideration payable as set forth in Exhibit C and the Merger Consideration Certificate a total of 1,306,272 shares of Parent Common Stock (the “NDA Submission Payment”) in consideration for (i) the FDA acceptance of the first new drug application (“NDA”) submission by the Company, and/or (ii) entry into a license agreement with a third party for the development and/or commercialization of the Lead Product (each a “Development Milestone”). For clarity, a “license agreement” shall refer to any license, co-development, commercialization or other collaboration, whether designated as a license or otherwise, but shall not include agreements with third party vendors or contractors (eg, third party manufacturers) providing services to the Parent.

(c) Delivery of Contingent Merger Consideration. In the event that that the Development Milestone becomes payable as provided in Sections 1.6, 1.7 and 1.8 and in accordance with Exhibit C, Parent shall, within the time period specified in Section 1.10(b), deliver to the Stockholders’ Agent for distribution to such parties the total of 1,306,272 shares of Parent Common Stock equal to the applicable Milestone Consideration earned. The Stockholders’ Agent shall promptly deliver all applicable Milestone Consideration to the parties entitled to a distribution as set forth in Exhibit C who have complied with Section 1.12, the Pro Rata Portion of Milestone Consideration in accordance with the distribution allocation set forth in Sections 1.6, 1.7 and 1.8, Exhibit C and the Merger Consideration Certificate.

1.11 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.12.

1.12 Exchange of Certificates; Holdback Fund.

(a) Promptly following the Effective Time, Parent shall reserve for issuance in accordance with Sections 1.6, 1.7 and 1.8 the aggregate number of shares of Parent Common Stock issuable upon achievement of the Development Milestone. Within ten (10) business days following the Effective Time, Parent will send or cause to be sent to the holders of Company Stock Certificates previously representing shares of Company Capital Stock: (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (B) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.

(b) Upon surrender of a Company Stock Certificate to Parent by a Company stockholder that does not perfect its appraisal rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Sections 1.6, 1.7, and 1.8 (a “Merger Stockholder”) for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered to such Merger Stockholder a receipt and acknowledgement of the Parent’s obligation to deliver the Merger Consideration that such Merger Stockholder has the right to receive pursuant to the provisions of Sections 1.6, 1.7, and 1.8.

(c) Upon the execution of this Agreement, the Parent shall holdback from the consideration otherwise payable to the Stockholders’ Agent, the Holdback Shares as security to the Parent Indemnitees’ rights to indemnification, compensation and reimbursement under this

Agreement (the “Holdback Fund”). The Holdback Fund shall solely be comprised of the Parent Common Stock payable to Vuong Trieu. Parent may retain the Holdback Fund as consideration for the Parent Indemnitee’s right for indemnification, compensation or reimbursement in connection with this Agreement as provided in Section 10.

(d) In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.6(a) shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such amount, form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against the Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(e) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Company Capital Stock represented thereby, until such holder surrenders such Company Stock Certificate, as applicable, in accordance with this Section 1.12 (at which time such holder shall be entitled to receive all such dividends and distributions).

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), shall receive, upon surrender of such holder’s Company Stock Certificate(s), one share of Parent Common Stock.

(g) The shares of Parent Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(h) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(i) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.13 Piggy-Back Registration Rights.

(a) Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, in the event the Parent decides to Register for resale on Form S-1 or Form S-3 (or any successor forms thereto) shares of Parent Common Stock, the Parent will: (i) promptly give the Stockholders’ Agent written notice thereof (which shall include a list of the jurisdictions in which the Parent intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance) all the Registrable Securities specified in a written request delivered to the Parent by any recipient of Merger Consideration pursuant to this Agreement within fifteen (15) days after delivery of such written notice from the Parent.

(b) Notice of Underwriting in Piggyback Registration. If a Registration is for a Registered public offering involving an underwriting in which any other holders of Parent Common Stock will sell shares to the underwriter, the Parent shall so advise the Stockholders’ Agent by written notice (which shall include a list of the jurisdictions in which the Parent intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws). In such event the holder of the Parent Common Stock may participate in the underwritten offering subject to Registration to the extent provided in this Section 1.13 solely to the extent any such holders distributing their securities through such underwriting enter into an underwriting agreement with the underwriter selected by the Parent (the “Underwriter’s Representative”) for such offering. The holders of Parent Common Stock received as Merger Consideration shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 1.13.

(c) Marketing Limitation in Piggyback Registration. In the event the Underwriter’s Representative advises the recipients of Merger Consideration seeking Registration of Registrable Securities pursuant to Section 1.13(b) in writing that market factors (including, without limitation, the aggregate number of shares of Parent Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 1.13(d)) may exclude some or all Registrable Securities from such Registration and underwriting.

(d) Allocation of Shares in Piggyback Registration. In the event that the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 1.13(c), the number of shares to be included in such Registration shall be allocated (subject to Section 1.13(c)) in the following manner: The number of shares, if any, that may be included in the Registration and underwriting by selling stockholders shall be allocated among all the Persons holding Parent Common Stock participating in such underwritten offering, in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities) which such Persons request inclusion in such Registration. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 1.13(d) shall be included in the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Parent or the Underwriter’s Representative may round the number of shares allocated to any Person to the nearest one hundred (100) shares.

(e) Withdrawal in Piggyback Registration. If any Person disapproves of the terms of any such underwriting, he, she or it may elect to withdraw therefrom by written notice to the Parent and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

(f) Blue Sky in Piggyback Registration. In the event of any Registration of Registrable Securities pursuant to this Section 1.13, the Parent will use commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Parent shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling stockholders, such expenses shall be payable pro rata by selling stockholders.

1.14 Registration Procedures. In the case of each registration, qualification or compliance effected by the Parent pursuant to Section 1.13, the following will apply:

(a) All Selling Expenses relating to securities held by stockholders and being sold in any Registration shall be borne by the respective holders of such securities Registered pro rata on the basis of the number of shares registered.

(b) Parent shall keep each recipient of Merger Consideration whose Registrable Securities are included in any Registration pursuant to Section 1.13 advised as to the initiation and completion of such Registration. At its expense, the Parent will: (i) use its commercially reasonable efforts to keep any Section 1.13(a) Registration effective for a period of one hundred twenty (120) days or until the Person or Persons have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; and (ii) furnish such number of prospectuses (including preliminary prospectuses) in conformity with the Securities Act and such other documents as such Person or Persons from time to time may reasonably request. With respect to clause (i) of the preceding sentence, the Parent may at any time upon written notice to the participating Persons delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and such

Persons hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during such time) if the Parent reasonably believes that the Parent may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose its earnings report or any other corporate development, the disclosure of which could reasonably be expected to have an adverse effect upon the Parent, its stockholders, a potentially significant transaction or event involving the Parent, or any negotiations, discussions, or proposals directly relating thereto.

(c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the periods specified in Section 1.13(b).

(d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each recipient of Merger Consideration participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(e) It shall be a condition precedent of the Parent’s obligations under Sections 1.13 and 1.14 of this Agreement that each recipient of Merger Consideration holding Registrable Securities to be included in any Registration furnish to the Parent such information regarding such Person and the distribution proposed by such Person as the Parent may reasonably request.

1.15 Termination of Registration Rights. The Registration rights set forth in Sections 1.13 and 1.14 shall terminate upon the earlier of (a) five (5) years after the date hereof or (b) when such recipient of Parent Common Stock is entitled to sell all of such Person’s Registrable Securities without volume restriction pursuant to Rule 144.

1.16 Appraisal Rights.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and/or, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL or the CGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.10, if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL or the CGCL, as applicable, shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the

Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, if any, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL or the CGCL, as applicable, and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.17 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such lawful and necessary action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Parent Indemnitees as follows, except as set forth in the Company Disclosure Schedule:

2.1 Due Organization; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Company Contracts.

(b) The Company is qualified to do business in California and is not and has never been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction, except where the failure to do so would not have a Company Material Adverse Effect. The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Company is currently incorporated.

(c) Part 2.1(c) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

(d) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs. The Company has not, and to the Company’s Knowledge, no other party has, applied for bankruptcy or judicial composition proceedings concerning the Company.

(e) The Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed to make and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity in which it owns or has owned any equity interest. The Company does not have any subsidiaries.

2.2 Certificate of Incorporation and Bylaws; Records.

(a) The Company has delivered to Parent accurate and complete copies as of the date of this Agreement of: (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Company, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. Except as set forth in Part 2.2(a) of the Company Disclosure Schedule, there have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records.

(b) There has not been any violation of any of the provisions of the certificate of incorporation or bylaws of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors.

(c) Except as set forth in Part 2.2(c) of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 4,634,325 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and, except as set forth on Part 2.3(a) of the Company Disclosure Schedule, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). Part 2.3(a) of the Company Disclosure Schedule accurately states the ownership of the Company Capital Stock immediately prior to Closing.

(b) The Company has reserved (i) 1,000,000 shares of Company Common Stock for issuance under the Company’s Stock Plan, of which options to purchase 575,699 shares have been approved to be issued by the board of directors of the Company. Part 2.3(b)(1) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the exercise price per share of Company Common Stock purchasable under such Company Option; and (v) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company has reserved 1,000,000 shares of Company Common Stock for issuance upon exercise of Company Warrants currently outstanding and that may be issued prior to the effective Time. Part 2.3(b)(2) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Warrant and the number of shares of Company Common Stock with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was granted and the term of such Company Warrant; and (iv) the exercise price per share of Company Common Stock purchasable under such Company Warrant.

(c) Except for the Company Options and Company Warrants set forth in Part 2.3(b) of the Company Disclosure Schedule and except for the Convertible Notes set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company; or (v) hidden capital contributions in kind to the Company’s capital stock.

(d) All outstanding shares of Company Common Stock and all outstanding Company Options and Company Warrants have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, there are no preemptive rights applicable to any shares of capital stock of the Company, nor other rights to subscribe for or purchase securities of the Company.

(e) Except as set forth in Part 2.3(e) of the Company Disclosure Schedule, the Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than a repurchase of unvested shares and shares subject to repurchase rights on the termination of employment or consulting services. All securities so reacquired by the Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(f) All of the information contained in the Merger Consideration Certificate will be complete and accurate immediately prior to the Effective Time (after giving effect to all exercises of Company Options or Company Warrants prior to the Effective Time). The allocation of the Merger Consideration (including the Milestone Consideration) set forth in Sections 1.5, 1.6, 1.7 and 1.8, Exhibit C and the Merger Consideration Certificate comply with all applicable Legal Requirements, the Company’s certificate of incorporation and bylaws and all other plans and Contracts to which the Company or any securityholder of the Company is party to or by which the Company or any securityholder is bound.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The unaudited balance sheet of the Company as of December 31, 2012 (the “Balance Sheet Date”), and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of the Company for the year then ended; and

(ii) The unaudited balance sheet of the Company (the “Unaudited Interim Balance Sheet”) as of February 28, 2013 (the “Unaudited Interim Balance Sheet Date”), and the related unaudited statement of operations of the company for the two months then ended.

(b) Except as set forth in Part 2.4(b) of the Company Disclosure Schedule: (i) the Company Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby, and (ii) the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) Except as set forth in Part 2.4(c) of the Company Disclosure Schedule, the books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

2.5 Absence of Changes. Since the Unaudited Interim Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practices, and, without limiting the generality of the foregoing, except as set forth in Part 2.5 of the Company Disclosure Schedule:

(a) there has not been a Company Material Adverse Effect and no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect on the business, condition, assets, liabilities, operations or financial performance of the Company;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets (whether or not covered by insurance) of the Company;

(c) there has not been any resignation or termination of any employee of the Company;

(d) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of the Company’s capital stock or other securities;

(e) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, except pursuant to the exercise of options or other rights issued under the Company’s Stock Plan, (ii) any option or right to acquire any capital stock or any other security, other than options or other rights issued under the Company’s Stock Plan in the ordinary course of business or (iii) except for the Company Warrants, and the Convertible Notes, any instrument convertible into or exchangeable for any capital stock or other security;

(f) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company’s Stock Plan, (ii)

any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(g) the Company has not amended its certificate of incorporation or bylaws (or similar organizational documents) (other than the Company Certificate Amendment), nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(i) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Unaudited Interim Balance Sheet Date, exceeds $10,000;

(j) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any right or remedy under, any Material Contract;

(k) the Company has not (i) acquired, leased, licensed or been granted any right or other asset from any other Person, (ii) sold, transferred, granted or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(m) the Company has not made any pledge or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(n) the Company has not (i) lent money to any Person (other than pursuant to routine travel and business advances made to employees in the ordinary course of business), or (ii) except for the Convertible Notes, incurred or guaranteed any indebtedness for borrowed money;

(o) the Company has not (i) established or adopted any Company Employee Plan, other than the adoption of the Company’s Stock Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or (except in the ordinary course of business consistent with past practices) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than year-end bonuses made in the ordinary course of business and other than options or other rights issued under the Company’s Stock Plan;

(p) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(q) the Company has not filed any Tax election with the Internal Revenue Service or any other tax body;

(r) the Company has not commenced or settled any Legal Proceeding;

(s) the Company has not incurred, assumed or otherwise become subject to any Liability, other than in the ordinary course of business and consistent with past practices;

(t) the Company has not entered into any material transaction or taken any other material action, in each case outside the ordinary course of business or inconsistent with its past practices; and

(u) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.6 Title to Assets.

(a) The Company owns, and has good, valid and marketable title to, or a valid leasehold interest in: (i) all assets reflected on the Unaudited Interim Balance Sheet, (ii) all assets acquired by them since Unaudited Interim Balance Sheet Date; and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all other assets used by the Company or reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b) All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. Part 2.6(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7 Vote Required. The affirmative vote of the holders of a majority of the Outstanding Common Stock of the Company (the “Required Vote”) is the only vote of the holders of any class or series of the Company’s Capital Stock necessary to adopt and approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

2.8 Equipment; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

(b) The Company does not own any real property or interests in real property Part 2.8(b) of the Company Disclosure Schedule sets forth a complete list of all real property used by the Company. The Company does not have any leasehold interests in any Real Property.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes:

(i) in Part 2.9 (a)(i) of the Company Disclosure Schedule, all of the patent rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) owned solely by the Company as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number;

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule, all of the Patent Rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) in which the Company has any co-ownership interest, other than those owned solely by the Company, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number; and

(iii) in Part 2.9(a)(iii) of the Company Disclosure Schedule, all of the Patent Rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) which comprise the Company’s Intellectual Property Rights that relate to the Company Products and which have been licensed, exclusively or non-exclusively, to the Company (indicating where that right, title or interest is exclusive to the Company).

(b)

(i) Except as set forth in Part 2.9(b)(i)(x) of the Company Disclosure Schedule, the Company owns, co-owns or possesses legally enforceable license rights in and to all Company’s Intellectual Property Rights, free and clear of all Encumbrances, (except that with respect to Company Intellectual Property Rights that are licensed to Company, other than Encumbrances arising by virtue of the Contract pursuant to which such license is granted and any Encumbrances granted or incurred by the licensor thereof), and, except to the extent set forth in Part 2.9(b)(i)(y) of the Company Disclosure Schedule.

(ii) To the Knowledge of the Company, except as set forth in Part 2.9(b)(ii) of the Company Disclosure Schedule, no third party which is not the U.S. Patent Office or any foreign equivalent governmental administrative agency for patent matters (“Governmental Patent Authority”) is overtly challenging in writing the right, title or interest of the Company or, to the Company’s Knowledge any licensor of the Company in, to or under the Company Intellectual Property Rights, or the validity, enforceability or claim construction of any Patent Rights comprising the Company Intellectual Property Rights that are owned or co-owned or exclusively licensed to the Company.

(iii) To the Knowledge of the Company, except as set forth in Part 2.9(b)(iii) of the Company Disclosure Schedule, there is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending with regard to any Company Intellectual Property Rights owned solely by the Company.

(iv) Except as set forth in Part 2.9(b)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company Intellectual Property Rights owned solely by the Company are subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority other than a Governmental Patent Authority.

(v) To the Knowledge of the Company with regard to any Company Intellectual Property Rights co-owned or exclusively licensed to the Company, except as set forth in Part 2.9(b)(v) of the Company Disclosure Schedule, there is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending with regard to any such Company Intellectual Property Rights, and, to the Knowledge of the Company, such Company Intellectual Property Rights are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority other than a Governmental Patent Authority.

(vi) To the Knowledge of the Company, no valid basis exists for any of such challenges as set forth in this Section 2.9(b).

(c) To the Knowledge of the Company, except as set forth in Part 2.9(c) of the Company Disclosure Schedule, as of the date of this Agreement, no Company Intellectual Property Rights are being infringed or misappropriated by any third party.

(d) To the Knowledge of the Company, except as set forth in Part 2.9(d) of the Company Disclosure Schedule, the conduct of the Company as it is currently conducted does not infringe, or constitute any contributory infringement, inducement to infringe, misappropriation or unlawful use of, any valid and enforceable Intellectual Property Rights of any other person.

(e) Part 2.9(e) of the Company Disclosure Schedule lists all Company IP Contracts.

(f) Part 2.9(f) of the Company Disclosure Schedule lists all written Contracts, licenses or other arrangements in effect as of the date of this Agreement under which the

Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company Intellectual Property Rights.

(g) The Company is not obligated to pay any Person any royalties, fees, commissions or other amounts for use by the Company of Intellectual Property Rights, other than as provided in a Contract listed in Part 2.9(e) and Part 2.9(f) of the Company Disclosure Schedule.

(h) Except as set forth in the Company IP Contracts or as disclosed in Part 2.9(h) of the Company Disclosure Schedule, no Company Intellectual Property Right is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner the ability of the Company: (i) to make, use, import, sell, offer for sale or promote any product anywhere in the world, or (ii) to use, exploit, assert or enforce any Company Intellectual Property Right anywhere in the world.

(i) Each of the individuals identified in Part 2.9(i) of the Company Disclosure Schedule has executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment or license to the Company, of any Intellectual Property Rights arising from services performed for the Company. To the Knowledge of the Company, none of such individuals has materially breached any such agreements. All current and former officers and employees of, and consultants and independent contractors to, the Company who have contributed to the creation or development of any Intellectual Property Rights which relate to any Company Product or are used by the Company in its business as presently conducted, have assigned or licensed any and all such Intellectual Property Rights that such Person may have had to the Company, except to the extent an independent contractor licenses Intellectual Property Rights to the Company pursuant to a Company IP Contract.

(j) Neither the execution, delivery or performance of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement will: (i) contravene, conflict with or result in any limitation on the Company’s right, title or interest in or to any of the Company Intellectual Property Rights, (ii) result in a breach of, default under or termination of any Company IP Contract, (iii) result in the release, disclosure or delivery of any Company Intellectual Property Rights by or to any escrow agent or other Person, (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property Rights, (v) by the terms of any Contract, cause a reduction of any royalties or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property Rights, or (vi) by the terms of any Company IP Contract, an increase in any royalty or other payments the Company would otherwise be required to make under such Company IP Contract.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies:

(i)(A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee; (B) any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, settlement or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v) each Company Contract relating to the acquisition, ownership, transfer, research, development or sharing of any technology, or Material Company IP (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company);

(vi) each Company Contract relating to the license of any patent, copyright, trade secret, utility models, designs, trademarks, know-how or other immaterial Company IP to or from the Company;

(vii) each Company Contract relating to research, development, testing, manufacturing or commercialization of any Product Candidate, including clinical trial agreements, consulting agreements, distribution agreements, supply and contract manufacturing agreements (but excluding purchase orders and confidentiality agreements);

(viii) each Company Contract for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during fiscal year 2012; (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during fiscal year 2013; (C) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract; or (D) cannot be canceled by the Company without penalty or further payment of less than $50,000;

(ix) each Company Contract pursuant to which the Company (A) is obligated to pay to any other person royalties or development or similar milestone payments with respect to any Product Candidate, (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Product Candidate, or (C) to which the Company has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer and each Company Contract including a most-favored-nation provision or other guarantee with respect to pricing;

(x) each Company Contract that requires or obligates the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for any person other than the Company;

(xi) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company;

(xii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii) each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology; or (D) otherwise on the conduct of its business as currently conducted;

(xiv) each Company Contract: (A) granting or obligating the Company to grant exclusive rights for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product, patent or other Intellectual Property Right of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xv) each Company Contract creating or involving any: (A) distributor, manufacturer’s representative, broker, franchise, agency or dealer relationship (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions); or (B) sales promotion, market research, marketing and advertising services;

(xvi) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements;

(xvii) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(xviii) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Company Related Party;

(xix) each Company Contract relating to any liquidation or dissolution of the Company;

(xx) any other Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of US $20,000 individually, or US $100,000 in the aggregate; or (B) the performance of services having a value in excess of US $20,000 individually, or US $100,000 in the aggregate; and

(xxi) any other Company Contract that: (A) was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company; (B) that is material to the Company or the conduct of its business; (C) the absence of which could reasonably be expected to have a Material Adverse Effect; or (D) that is reasonably believed by the Company to be of unique value even if not material to the business of the Company.

(Contracts in the respective categories described in clauses “(i)” through “(xxi)” above and all Contracts identified, or required to be identified, in Part 2.10(a) of the Company Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10(a) of the Company Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Company Disclosure Schedule provides a complete and accurate description of the terms of each Material Contract that is not in written form. Each Company Contract identified in Part 2.10(a) of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

(i) The Company has not violated or breached, or committed any default under, the Exclusive Distribution Agreement by and between the Company and Samyang Biopharmaceuticals Corporation dated October 29, 2012 (the “Samyang Agreement”), and the Company has not materially violated or materially breached, or committed any material default under, any other Company Contract, and, to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under any other Company Contract;

(ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any material obligation under a Company Contract, (D) give any Person the right to cancel, terminate or modify any Company Contract, or (E) result in a violation or breach of any of the provisions of the Samyang Agreement or give any Person the right to declare a default or exercise any remedy under the Samyang Agreement;

(iii) the Company has never received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract;

(iv) the Company has not waived any of its material rights under any Company Contract; and

(v) No representative of the Company has made any side arrangement or agreement changing, modifying or enhancing any Company Contract.

(d) To the best of the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

(e) Part 2.10(e) of the Company Disclosure Schedule identifies and provides an accurate summary description of each proposed Contract as to which any outstanding bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

2.11 Liabilities.

(a) The Company has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the past practices of the Company; (iii) Liabilities under the Company Contracts identified in Part 2.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (iv) the liabilities identified in Part 2.11 of the Company Disclosure Schedule.

(b) Part 2.11(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of month ended prior to the Effective Time; and (ii) all notes payable of the Company and all other indebtedness of the Company for borrowed money as of February 28, 2013.

(c) The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(d) Part 2.11(d) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $30,000 from the Company since January 1, 2012.

2.12 Compliance with Legal Requirements.

(a) The Company does not possess (or has ever possessed) or have any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

(b) Part 2.12(b) of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule.

(c) The Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which their business is currently planned to be conducted. The Company is, and at all times has been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.12(b) of the Company Disclosure Schedule. The Company has never received any notice or other communication (written or otherwise) from any Governmental Body regarding (a) any actual, alleged, potential or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(d) Without limiting the foregoing, except as set forth on Part 2.12(d) of the Company Disclosure Schedule, the Company has conducted, and continue to conduct, the business of the Company in all material respects in compliance with all statutes, rules and regulations enforced or administered by FDA, including with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of products.

(i) Except as set forth in Part 2.12(d)(i) of the Company Disclosure Schedule, the Company has adhered in all material respects, and continue to adhere in all material respects, to the provisions of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and all applicable regulations and guidance thereunder, including, but not limited to the following, to the extent applicable: (A) the requirement for all necessary approvals, permits, and licenses, (B) any requirements required under the statutes enforced by or regulations promulgated by the FDA, (C) Good Manufacturing Practices, (D) establishment registration and product listing, and (E) label, labeling and advertising requirements.

(ii) Except as set forth in Part 2.12(d)(ii) of the Company Disclosure Schedule, (A) the Company is not in receipt of any FDA notice of, or to the Knowledge of the Company, subject to, any FDA adverse inspection, finding of any material deficiency, finding of any material non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case related to the Company’s business or to the facilities in which products for the Company’s business are manufactured, collected or handled, (B) no product at the time sold or distributed by or on behalf of the Company has been recalled, suspended or discontinued as a result of any action by the FDA or by the Company, and (C) to the Knowledge of Company, no claims in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product are pending or threatened against the Company or any product that uses the Intellectual Property Rights of the Company.

(e) Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, the Company has not received any written notification of any pending or, to the Knowledge of Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Authority, including, the FDA, the Drug Enforcement Administration (the “DEA”), the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, the Company under any applicable Laws. The Company is not a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Authority.

(f) Part. 2.12(f) of the Company Disclosure Schedule lists (i) all Notices of Inspectional Observations (Form 483), (ii) all establishment inspection reports, (iii) all recall letters and warning letters, in each case (clauses (i), (ii) and (iii)), received by the Company from the FDA, and the responses thereto submitted by the Company relating to the products manufactured or distributed by or for the Company and (iv) all written communications (including by email) between the FDA and the Company or third parties authorized to communicate on behalf of the Company. A copy of all of the items listed in Part 2.12(f) of the Company Disclosure Schedule has been provided to Parent. To the extent not legally prohibited, Company shall promptly provide to Parent all written communications and information and records regarding all of the items set forth in this Part 2.12 arising after the date hereof through the Closing Date that are material, but in no event later than two (2) business days after receipt or production thereof.

2.13 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date, and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(b) The Financial Statements of the Company fully accrue all actual and contingent Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.13(c) of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return.

(d) Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens or other Encumbrances for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(e) The Company is not a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company is, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(f) The Company has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed prior to the Closing. The Company has never made any distribution to any of its shareholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Employee List. Part 2.14(a) of the Company Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement (other than contractors listed on Part 2.14(e) of the Company Disclosure Schedule), and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their salaries; (iv) any other compensation payable to them (including housing or automobile allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) each Company Employee Plan in which they participate or are eligible to participate; and (vi) any promises made to them with respect to changes or additions to their compensation or benefits by any Person that could reasonably be expected to have authority with respect thereto. The Company is not, and has never been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) At Will Employment. Except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the employment of each of the current Company Employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(c) Employee Departures/Restrictions. To the Knowledge of the Company, as of the date of this Agreement, no current Company Employee: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(d) The Company has not employed (or has ever employed) any Person who is an employee for purposes of social security contributions and/or fiscal legislation for whom all applicable wage tax or social security contributions have not been paid. The Company has paid in full, when due, all social security contributions, including the amounts due to the competent social security for occupational accidents. Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, the Company does not employ (or has ever employed) any employees with special protection against termination whose employment relationship can only be terminated for cause.

(e) Part 2.14(e) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company (current or former):

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company

(ii) a brief description of such independent contractor duties and responsibilities; and

(iii) the terms of compensation of such independent contractor.

(f) No Misclassified Employees. No current or former independent contractor, consultant or similar non-employee third party of the Company could be deemed to be a misclassified employee. Except as set forth in Part 2.14(f) of the Company Disclosure Schedule, no independent contractor, consultant or similar non-employee third party is eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(g) Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.

2.15 Company Employee Plans and Compensation.

(a) Employee Plans and Agreements. Part 2.15(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement relating to the employment of, or the performance of services by, any Company Employee. The Company does not intend, nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement.

(b) Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Plan; (vi) all written materials provided to any current Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans (other than ordinary course correspondence with respect to Company Options) since January 1, 2012, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(c) No Foreign Plans. Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, the Company has not established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(d) Absence of Certain Retiree Liabilities. No Company Employee Plan provides, or reflects or represents any liability of the Company to provide, retiree life insurance,

retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to the Company Employees as a group) or any other Person that the Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e) No Defaults. The Company has performed all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and to the Knowledge of the Company, no other Person is under default or violation of, the terms of any Company Employee Plan. Each Company Employee Plan has been established and maintained substantially in accordance with its terms and in compliance with all applicable Legal Requirements. There are no claims or Proceedings pending, or, to the best of the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Except as set forth in Part 2.15(e) of the Company Disclosure Schedule: (i) neither the Company nor any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (ii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (iii) no Company Employee Plan is covered by Title IV of ERISA; and (iv) no compensation paid or payable to any employee of the Company has been, or will be, non-deductible by reason of application of Section 162(m). No Company Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f) No Conflicts. Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event (either alone or upon the occurrence of any additional or subsequent events) under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(g) Compliance. Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, the Company: (i) is, and at all times has been, in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the Knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(h) Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.

2.16 Environmental Matters. The Company has, and has been at all time, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance of the Company with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner lessee, operator, or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.)

2.17 Insurance.

(a) Part 2.17(a) of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies the annual premium applicable thereto and any material claims made thereunder, and includes a summary of the amounts and types of coverage and deductibles under each such insurance policy. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect.

(b) Part 2.17(b) of the Company Disclosure Schedule identifies (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of their assets. The Company has delivered to Parent accurate and complete copies of all of the insurance policies identified in Part 2.17(a) of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.17(b) of the Company Disclosure Schedule.

(c) The Company has never received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Company Related Party has, and no Company Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the Company’s business; (b) no Company Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Company Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Company Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company).

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, no Legal Proceeding

involving claims in excess of $50,000 has been commenced by, and no Legal Proceeding involving claims in excess of $50,000 has been pending against the Company. The Company has not received any ceased and deceased letter, requesting the Company to refrain from future breaches of any Person’s rights.

(b) Orders. To the Knowledge of the Company, there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20 Bank Accounts. Part 2.20 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the current balance in such account; and

(e) the names of all individuals authorized to draw on or make withdrawals from such account.

2.21 Authority; Binding Nature of Agreement.

(a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement and the approval of the Company Certificate Amendment by the holders of Company Capital Stock and directed that this Agreement (including the Merger) and the Company Certificate Amendment be submitted for consideration by the Company’s stockholders in accordance with Section 7.3; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c) No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company, or (ii) any resolution adopted by the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract, in each case which results in a Material Adverse Effect, it being understood and agreed that any such right under subsections (i), (ii) or (iii) hereunder shall not be so qualified with respect to the Samyang Agreement; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not,

in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Company is not, nor will it be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.23 Full Disclosure. This Agreement (including, and as modified by the Company Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

2.24 Brokers; Other Service Providers. Except as set forth in Part 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except as set forth in Part 2.24 of the Company Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.25 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document which has been requested by the Parent or its counsel in connection with their legal and accounting review of the Company.

2.26 No Existing Discussions. The Company nor any Representative of the Company is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

3.	REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder, severally and not jointly, represents and warrants to each of Parent and Merger Sub that the following statements are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Effective Time:

3.1 Organization. If such Stockholder is not a natural person, such Stockholder (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and (b) has the organizational power and authority to own the shares of Company Capital Stock listed next to such Stockholder’s name on Part 2.3(a) of the Company Disclosure Schedule, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.2 Authorization. If such Stockholder is not a natural person, the execution and delivery of this Agreement, the performance by such Stockholder of its obligations under this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding obligation of such Stockholder enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Legal Requirements and related decisions affecting creditors’ rights generally.

3.3 No Conflict. None of the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby (with or without the giving of notice or the passage of time, or both), will (i) conflict with or violate any Legal Requirement or governmental order to which such Stockholder is subject or by which such Stockholder or any of his, her or its Assets is bound, (ii) if such Stockholder is not a natural person, conflict with, violate, result in a breach of or constitute a default under any provision of the organizational documents of such Stockholder, or (iii) conflict with, violate, result in a breach of or constitute a default under, or result in the creation of any lien under, any Contract or material Liability to which such Stockholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject.

3.4 No Consent. No consent, approval, governmental order or authorization of, or registration, qualification, declaration or filing with, any Governmental Body or any other Person, is required by or with respect to such Stockholder in connection with any of the execution and delivery by such Stockholder of this Agreement or any other instrument or agreement contemplated hereby, the performance by such Stockholder of his, her or its obligations hereunder or thereunder, or the consummation by such Stockholder of the transactions contemplated hereby or thereby (with or without the giving of notice or the passage of time, or both), except for the filing of the Certificate of Merger with the Delaware Secretary of State.

3.5 Ownership of Securities. Such Stockholder holds and owns of record and beneficially all right, title and interest in and to the shares of Company Capital Stock and Company Options listed opposite the name of such Stockholder on Part 2.3(a) of the Company Disclosure Schedule free and clear of all liens and other Encumbrances. The Stockholder owns no, and has no right or obligation to acquire any, other or additional shares of capital stock or other securities of any type or nature of the Company.

3.6 Litigation. There is no claim, action, suit, proceeding (at law or in equity), arbitration or investigation pending or, to the Knowledge of such Stockholder, threatened against such Stockholder, or relating to or affecting the shares of Company Capital Stock, Company Options or Company Warrants held by such Stockholder, and there are no governmental orders against such Stockholder relating to or affecting the shares of Company Capital Stock, Company Options or Company Warrants held by such Stockholder.

3.7 No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, except as set forth in the Parent Disclosure Schedule:

4.1 Due Organization; Etc.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of the Parent and Merger Sub has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Parent and Merger Sub Contracts.

(b) Parent is qualified to do business in California and Delaware and is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent to be so qualified or in good standing, would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. The Parent and Merger Sub have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the names under which the Parent and Merger Sub are currently incorporated.

(c) The SEC Filings of Parent accurately sets forth (i) the names of the members of the board of directors of the Parent, (ii) the names of the members of each committee of the board of directors of the Parent, and (iii) the names and titles of the officers of the Parent.

(d) The Parent nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Parent or the winding up or cessation of the Parent’s business or affairs. The Parent has not, and to the Parent’s Knowledge, no other party has, applied for bankruptcy or judicial composition proceedings concerning the Parent.

(e) The Parent and Merger Sub do not own any controlling interest in any Entity, and the Parent and Merger Sub have never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Parent and Merger Sub have not agreed to make, and are not obligated to make, any future investment in or capital contribution to any Entity. The Parent and Merger Sub have not guaranteed and are not responsible or liable for any obligation of any Entity in which they own or have owned any equity interest.

4.2 Certificate of Incorporation and Bylaws; Records.

(a) The Parent has made available to Company accurate and complete copies as of the date of this Agreement of: (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Parent, including all amendments thereto; (ii) the stock records of the Parent; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Parent, the board of directors of the Parent and all committees of the board of directors of the Parent. Except as set forth in Part 4.2(a) of the Parent Disclosure Schedule, there have been no formal meetings or other proceedings of the stockholders of the Parent, the board of directors of the Parent or any committee of the board of directors of the Parent that are not fully reflected in such minutes or other records.

(b) There has not been any violation of any of the provisions of the certificate of incorporation or bylaws of the Parent, and the Parent has not taken any action that is inconsistent in any material respect with any resolution adopted by the Parent’s stockholders, the Parent’s board of directors or any committee of the Parent’s board of directors.

(c) Except as set forth in Part 4.2(c) of the Parent Disclosure Schedule, the books of account, stock records, minute books and other records of the Parent are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

4.3 Capitalization, Etc.

(a) All of the outstanding shares of capital stock of Parent and Merger Sub have been duly authorized and validly issued, and are fully paid and non-assessable, and, except as set forth in the SEC Filings of Parent, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b) Except as set forth in the SEC Filings of Parent, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Parent or Merger Sub (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Parent or Merger Sub; (iii) Contract under which either the Parent or Merger Sub is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Parent or Merger Sub; or (v) hidden capital contributions in kind to the Parent’s or Merger Sub’s capital stock.

(c) All outstanding securities of Parent and Merger Sub have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. There are no preemptive rights applicable to any shares of capital stock of the Parent or Merger Sub, nor other rights to subscribe for or purchase securities of the Parent or Merger Sub.

4.4 Financial Statements.

(a) The audited balance sheets of the Parent, and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of the Parent for the fiscal years ending December 31, 2011 and 2012, and the unaudited balance sheets of the Parent and the related unaudited statements of operations, statements of stockholders’ equity and statements of cash flows of Parent for the fiscal quarters ending after January 1, 2011 that are set forth in the SEC Filings of Parent (“Parent Financial Statements”) are accurate and complete in all material respects and present fairly the consolidated financial position of the Parent as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

(b) The books, records and accounts of the Parent accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Parent. The systems of internal accounting controls maintained by the Parent are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.5 Absence of Changes. Since December 31, 2012, the Parent has conducted its business only in the ordinary course consistent with the Parent SEC Filings, past practices, and, without limiting the generality of the foregoing, except as set forth in Part 4.5 of the Parent Disclosure Schedule or the Parent SEC Filings:

(a) there has not been a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets (whether or not covered by insurance) of the Parent;

(c) there has not been any resignation or termination of any named executive officer of the Parent;

(d) the Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of the Parent’s capital stock or other securities;

(e) the Parent has not sold, issued or authorized the issuance of (i) any capital stock or other security, except pursuant to the exercise of options or other rights issued under the Parent’s equity incentive plan, (ii) any option or right to acquire any capital stock or any other security, other than options or other rights issued under the Parent’s equity incentive plan in the ordinary course of business or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(f) the Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Parent’s equity incentive plan, (ii) any provision of any agreement evidencing any outstanding Parent Option, or (iii) any restricted stock purchase agreement;

(g) the Parent has not amended its certificate of incorporation or bylaws (or similar organizational documents), nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h) the Parent has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Parent since December 31, 2012, exceeds $100,000;

(i) the Parent has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any right or remedy under, any Material Contract;

(j) the Parent has not (i) acquired, leased, licensed or been granted any right or other asset from any other Person, (ii) sold, transferred, granted or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(k) the Parent has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) the Parent has not made any pledge or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(m) the Parent has not (i) lent money to any Person (other than pursuant to routine travel and business advances made to employees in the ordinary course of business), or (ii) except for the Convertible Notes, incurred or guaranteed any indebtedness for borrowed money;

(n) the Parent has not (i) established or adopted any Parent Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or (except in the ordinary course of business consistent with past practices) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than year-end bonuses made in the ordinary course of business and other than options or other rights issued under the Parent’s equity incentive plan;

(o) the Parent has not changed any of its methods of accounting or accounting practices in any respect;

(p) the Parent has not filed any Tax election with the Internal Revenue Service or any other tax body;

(q) the Parent has not commenced or settled any Legal Proceeding;

(r) the Parent has not incurred, assumed or otherwise become subject to any Liability, other than in the ordinary course of business and consistent with past practices;

(s) the Parent has not entered into any material transaction or taken any other material action, in each case outside the ordinary course of business or inconsistent with its past practices; and

(t) the Parent has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(s)” above.

4.6 Title to Assets.

(a) Except as set forth in Part 4.6(a) of the Parent Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Parent or Merger Sub Material Adverse Effect, as of December 31, 2012, each of the Parent and Merger Sub owns, and has good, valid and marketable title to, or a valid leasehold interest in all assets reflected in the Parent SEC Filings. All of said assets are owned by each of the Parent and Merger Sub free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Parent or Merger Sub.

(b) All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Parent or Merger Sub are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Each of the Parent and Merger Sub is in compliance with all material terms of each lease to which it is a party or is otherwise bound. Part 4.6(b) of the Parent Disclosure Schedule identifies all assets that are material to the business of the Parent and Merger Sub and that are being leased or licensed to the Parent and Merger Sub.

4.7 Vote Required. The affirmative vote of the holders of a majority of the Outstanding Common Stock of Merger Sub is the only vote of the holders of any class or series of the Merger Sub’s Capital Stock necessary to adopt and approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

4.8 Equipment; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to each of the Parent and Merger Sub are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Parent and Merger Sub in the manner in which such business is currently being conducted.

(b) Except as set forth in the Parent SEC Filings, each of the Parent and Merger Sub (i) does not own any real property or interests in real property and (ii) does not have any leasehold interests in any Real Property.

4.9 Liabilities.

(a) Except as disclosed in the Parent SEC Filings or identified in Part 4.9 of the Parent Disclosure Schedule, each of the Parent and Merger Sub has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for Liabilities, accounts payable or accrued salaries that have been incurred by each of the Parent and Merger Sub in the ordinary course of business and consistent with the past practices of each of the Parent and Merger Sub.

(b) Except as set forth in the Parent SEC Filings, the Parent has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act). Without limiting the generality of the foregoing, the Parent has never guaranteed any debt or other obligation of any other Person.

4.10 Compliance with Legal Requirements.

(a) Each of the Parent and Merger Sub has all Governmental Authorizations necessary to enable each of the Parent and Merger Sub to conduct its business in the manner in which their business is currently planned to be conducted. Each of the Parent and Merger Sub is, and at all times has been, in material compliance with the terms and requirements of the respective Governmental Authorizations, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization. Each of the Parent and Merger Sub has never received any notice or other communication (written or otherwise) from any Governmental Body regarding (a) any actual, alleged, potential or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) Without limiting the foregoing, except as set forth on Part 4.10(b) of the Parent Disclosure Schedule, each of the Parent and Merger Sub has conducted, and continue to conduct, the business of each of the Parent and Merger Sub in all material respects in compliance with all statutes, rules and regulations enforced or administered by FDA, including with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of products.

(c) Except as set forth in Part 4.10(c) of the Parent Disclosure Schedule, each of the Parent and Merger Sub has not received any written notification of any pending or, to the Knowledge of Parent and Merger Sub, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Authority, including, the FDA, the DEA, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, each of the Parent and Merger Sub under any applicable Laws. Each of the Parent and Merger Sub is not a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Authority.

(d) Part 4.10(d) of the Parent Disclosure Schedule lists (i) all Notices of Inspectional Observations (Form 483), (ii) all establishment inspection reports, (iii) all recall letters and warning letters, in each case (clauses (i), (ii) and (iii)), received by each of the Parent and Merger Sub from the FDA, and the responses thereto submitted by each of the Parent and Merger Sub relating to the products manufactured or distributed by or for each of the Parent and Merger Sub and (iv) all written communications (including by email) between the FDA and each of the Parent and Merger Sub or third parties authorized to communicate on behalf of each of the Parent and Merger Sub. A copy of all of the items listed in Part 4.10(d) of the Parent Disclosure Schedule has been provided to Company. To the extent not legally prohibited, Parent shall promptly provide to Company all written communications and information and records regarding all of the items set forth in this Part 4.10 arising after the date hereof through the Closing Date that are material, but in no event later than two (2) business days after receipt or production thereof.

4.11 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”) (i) have been or will be filed on or before the applicable due date, and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(b) The Financial Statements of the Parent fully accrue all actual and contingent Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No Parent Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 4.11(c) of the Parent Disclosure Schedule, there have been no examinations or audits of any Parent Return.

(d) Except as set forth in Part 4.11(d) of the Parent Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Parent in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Parent with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent and with respect to which adequate reserves for payment have been established). There are no liens or other Encumbrances for Taxes upon any of the assets of the Parent except liens for current Taxes not yet due and payable.

(e) The Parent has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed prior to the Closing. The Parent has never made any distribution to any of its shareholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.

4.12 Environmental Matters. Each of the Parent and Merger Sub has, and has been at all time, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Parent and Merger Sub of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Each of the Parent and Merger Sub has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that each of the Parent and Merger Sub is not in compliance with any Environmental Law, and, to the Knowledge of the Parent and Merger Sub, there are no circumstances that may prevent or interfere with the compliance of each of the Parent and Merger Sub with any Environmental Law in the future. To the Knowledge of the Parent and Merger Sub, no current or prior owner of any property leased or controlled by each of the Parent and Merger Sub has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner lessee, operator, or each of the Parent and Merger Sub is not in compliance with any Environmental Law. All Governmental Authorizations currently held by each of the Parent and Merger Sub pursuant to Environmental Laws are identified in Part 4.12 of the Parent Disclosure Schedule.

4.13 Insurance.

(a) Parent has made available to the Company summaries of all insurance policies maintained by, at the expense of or for the benefit of each of the Parent and Merger Sub and identifies the annual premium applicable thereto and any material claims made thereunder, and includes a summary of the amounts and types of coverage and deductibles under each such insurance policy. Each of the insurance policies identified in this Part 4.13 of the Parent Disclosure Schedule is in full force and effect.

(b) Part 4.13(b) of the Parent Disclosure Schedule identifies (1) each pending application for insurance that has been submitted by or on behalf of each of the Parent and Merger Sub, and (2) each self-insurance or risk-sharing arrangement affecting each of the Parent and Merger Sub or any of their assets.

(c) Each of the Parent and Merger Sub has never received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

4.14 Related Party Transactions. Except as set forth in the Parent SEC Filings or Part 4.14 of the Parent Disclosure Schedule: (a) no Parent or Merger Sub Related Party has, and no Parent or Merger Sub Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to each of the Parent’s and Merger Sub’s business; (b) no Parent or Merger Sub Related Party is, or has at any time been, indebted to each of the Parent or Merger Sub; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving each of the Parent and Merger Sub; (d) no Parent or Merger Sub Related Party is competing, or has at any time competed, directly or indirectly, with each of the Parent and Merger Sub; and (e) no Parent or Merger Sub Related Party has any claim or right against each of the Parent and Merger Sub (other than rights under Parent or Merger Sub Options and rights to receive compensation for services performed as an employee of each of the Parent and Merger Sub).

4.15 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding: (i) that involves either the Parent or Merger Sub or any of the assets owned or used by each of the Parent and Merger Sub or any Person whose liability the Parent and Merger Sub has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of each of the Parent and Merger Sub, or any option or other right to the capital stock of each of the Parent and Merger Sub, or right to receive consideration as a result of this Agreement. To the Knowledge of the Parent and Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 4.15(a) of the Parent Disclosure

Schedule, no Legal Proceeding involving claims in excess of $100,000 has been commenced by, and no Legal Proceeding involving claims in excess of $100,000 has been pending against each of the Parent and Merger Sub. Each of the Parent and Merger Sub has not received any ceased and deceased letter, requesting the Parent or Merger Sub to refrain from future breaches of any Person’s rights.

(b) Orders. To the Knowledge of the Parent and Merger Sub, there is no order, writ, injunction, judgment or decree to which each of the Parent and Merger Sub, or any of the assets owned or used by each of the Parent and Merger Sub, is subject. To the Knowledge of the Parent and Merger Sub, no officer or other employee of each of the Parent and Merger Sub is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to each of the Parent’s and Merger Sub’s business.

4.16 Authority; Binding Nature of Agreement.

(a) Each of the Parent and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of the Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of each of the Parent and Merger Sub and its board of directors. This Agreement constitutes the legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Each of the Parent’s and Merger Sub’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of each of the Parent and Merger Sub and its respective stockholders; (ii) where applicable, unanimously recommended the adoption of this Agreement by the holders of each of Parent and Merger Sub Capital Stock and directed that this Agreement (including the Merger) be submitted for consideration by each of the Parent’s and Merger Sub’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing each of the Parent and Merger Sub not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c) No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

4.17 Non-Contravention; Consents. Except as set forth in Part 4.17 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of each of the Parent and Merger Sub, or (ii) any resolution adopted by the stockholders of each of the Parent and Merger Sub, the board of directors of each of the Parent and Merger Sub or any committee of the board of directors of each of the Parent and Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which each of the Parent and Merger Sub, or any of the assets owned or used by each of the Parent and Merger Sub, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by each of the Parent and Merger Sub or that otherwise relates to the business of each of the Parent and Merger Sub or to any of the assets owned or used by each of the Parent and Merger Sub;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent or Merger Sub Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, or (iii) cancel, terminate or modify any such Contract, in each case which results in a Material Adverse Effect; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by each of the Parent and Merger Sub (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of each of the Parent and Merger Sub).

4.18 Full Disclosure. The Company’s SEC Filings do not, and the Parent Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.19 Brokers; Other Service Providers. Except as set forth in Part 4.19 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent. Except as set forth in Part 4.19 of the Parent Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Parent for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.20 Complete Copies of Materials. The Parent has delivered or made available true and complete copies of each document which has been requested by the Company or its counsel in connection with their legal and accounting review of the Parent.

5.	CERTAIN COVENANTS OF THE COMPANY AND PARENT

5.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with the terms of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request, including data and information required by the Parent to remain in compliance with its SEC and stock exchange listing requirements.

5.2 Operation of the Company’s Business. During the Pre-Closing Period:

(a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Company Disclosure Schedule;

(d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and the Company shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(e) except for the issuance of Company Notes and Company Warrants to additional Investors prior to Closing and up to the aggregate authorized number Company Warrants the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Options or Company Warrants, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(f) except as contemplated by this Agreement, the Company shall not amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the

Company, or effect the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(h) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and consistent with its past practices), or (ii) incur or guarantee any indebtedness for borrowed money;

(i) the Company shall not (i) establish, adopt or amend any Company Employee Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employees;

(j) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(k) the Company shall not make any Tax election;

(l) the Company shall not commence or settle any Legal Proceeding; and

(m) the Company shall not agree or commit to take any of the actions described in clauses “(e)” through “(l)” above.

5.3 Notification; Updates to Company Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule);

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (including for purposes of indemnification pursuant to Section 10), or (ii) determining whether any of the conditions of Section 7 has been satisfied.

5.4 Notification; Updates to Parent Disclosure Schedule.

(a) During the Pre-Closing Period, the Parent shall promptly notify the Company in writing of:

(i) the discovery by the Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement (as modified by the Parent Disclosure Schedule);

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of Parent; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Parent shall promptly deliver to Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (including for purposes of indemnification pursuant to Section 10), or (ii) determining whether any of the conditions of Section 7 has been satisfied.

5.5 No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its respective affiliates during the Pre-Closing Period.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain Consents as set forth on Part 6.1 of the Company Disclosure Schedule. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.2 Public Announcements. During the Pre-Closing Period neither the Company nor Parent shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party’s prior written consent, except as required by any Legal Requirement (including rules of any exchange).

6.3 Commercially Reasonable Efforts. During the Pre-Closing Period the Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

6.4 Employment Agreements. The Company shall use its best efforts to cause each of the Key Holders to enter into employment agreements on customary terms and conditions acceptable to Parent. FIRPTA Matters. At the Closing, the Company shall deliver Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasure Regulations certifying that to the best of its knowledge the interests in the Company are not U.S. real property interests.Release. At the Closing, the Company shall use its best efforts to cause each of the Key Holders to execute and deliver to the Company a General Release with customary terms and conditions to be agreed prior to the date of this Agreement (the “General Release”). For purposes of this Section 6.6, “best efforts” shall mean that the

Company shall not pay any bonus or other consideration in connection with the Merger to such Key Holders without the execution and delivery of a General Release.

6.5 Intentionally Omitted.

6.6 Communications with Employees. During the Pre-Closing Period, Parent may communicate with Company Employees regarding post-Closing employment matters with Parent or any affiliate of Parent, including compensation and applicable employee benefit plans.

6.7 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of the Company effective as of the Effective Time (it being understood that such resignation shall be from the office of officer or director of the Company and shall not, in and of itself, constitute a termination of such individual’s employment with the Company).

6.8 Board of Directors. Promptly following the Effective Time, Parent shall take all necessary actions to increase the number of members of Parent’s board of directors by two and fill such vacancies by appointing Vuong Trieu and Jaisim Shah, or their respective designees (who shall in any event meet the independence requirements of the NASDAQ Stock Exchange or NYSE) as members of the board of directors and, for the subsequent five (5) annual meetings of the stockholders of Parent, the board of directors of Parent shall nominate, and recommend the election of, Vuong Trieu and Jaisim Shah as members of the board of directors of Parent in connection with the annual meeting of the stockholders of Parent.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and does not have a Company Material Adverse Effect, provided, however, that (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. The adoption of this Agreement and the Company Certificate Amendment shall have been duly approved by the Required Vote.

7.4 Governmental Consents. All filings with and other Consents of any Governmental Body (including, without limitation, any German Governmental Body) required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

7.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) each of the Key Holders shall have entered into employment agreements with Company with customary terms and conditions acceptable to Parent, and such employment agreements shall be in full force and effect;

(b) Noncompetition Agreements, with customary terms and conditions acceptable the Parent, duly executed by each of the Key Holders;

(c) a General Release, with customary terms and conditions acceptable to the Parent, duly executed by each of the Key Holders;

(d) a legal opinion, with customary terms and conditions acceptable to Parent from Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.;

(e) a certificate executed on behalf of the Company by the Chief Executive of the Company containing the representation and warranty of the Company that the conditions set forth in Section 7.1, 7.2, 7.3 and 7.7 have been duly satisfied (the “Company Closing Certificate”);

(f) a certificate of merger in a form reasonably satisfactory to Parent and the Company, duly executed by the Company;

(g) a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the Company by the Chief Executive of the Company, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(i) the aggregate amount of Deductible Transaction Expenses paid or payable (including any Deductible Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to the Effective Time);

(ii) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time or who held Company Options or Company Warrants that were canceled or repurchased by the Company immediately prior to the cancellation of such Company Option or Company Warrant;

(iii) the number and class of securities held by each such individual immediately prior to the Effective Time;

(iv) the number of shares of Parent Common Stock to be heldback by Parent and contributed to the Holdback Fund;

the number of shares of Parent Common Stock or cash that each such individual will be entitled to receive pursuant to Section 1.6, 1.7 or 1.8 and Exhibit C if and when the Development Milestone occurs and the corresponding Milestone Consideration is earned pursuant to the terms of this Agreement;

(h) written acknowledgments pursuant to which the outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (A) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (B) that it has been paid in full and is not (and will not be) owed any other amount by the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(i) written resignations of each officer and director of the Company, effective as of the Effective Time; and

(j) a questionnaire filled by each holder of Shares outstanding immediately prior to the Effective Time, indicating in a manner satisfactory to Parent, that such holder is an Accredited Investor as defined in Rule 501 of Regulation D promulgated under the Securities Act.

7.6 Absence of Material Adverse Effect. There shall have been no change in the business, properties, condition (financial or otherwise), products in development, or results of operations of the Company since the date of this Agreement which has had a Company Material Adverse Effect.

7.7 Intentionally Left Blank.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 Intentionally Left Blank.

7.10 No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding against the Company or any Legal

Proceedings: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

7.11 Intentionally Left Blank.

7.12 Closing Notice. Parent, in its sole discretion, has elected to deliver a written notice to the Company indicating its intention to close the transactions contemplated by this Agreement (the “Closing Notice”).

7.13 Bulk Transfer Law. The Company shall have complied with all applicable bulk transfer law and all other applicable Legal Requirements.

7.14 Extinguishment of Debt. All outstanding debts and obligations, whether current or long-term, of the Company, including but not limited to promissory notes, will be extinguished upon the Closing of this Agreement except as expressly set forth on a schedule to this Agreement.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and does not have a Parent Material Adverse Effect, provided, however, that (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

8.2 Performance of Covenants. All of the covenants and obligations that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

8.4 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) Company shall have entered into employment agreements with the Key Holders with customary terms and conditions acceptable to Parent, and such employment agreements shall be in full force and effect;

(b) Noncompetition Agreements, with customary terms and conditions acceptable the Parent, duly executed by the Key Holders;

(c) a General Release, with customary terms and conditions acceptable to the Parent, duly executed by each of the Key Holders;

(d) a license and option agreement with Biomiga Diagnostics, Inc. (“Biomiga”) for the use of technology and intellectual property developed by Biomiga for use in oncology diagnostics; and

(e) a certificate executed on behalf of Parent by an office of Parent containing the representation and warranty of Parent that the conditions set forth in Section 8.1, 8.2, 8.3 and 7.5 have been duly satisfied (the “Parent Closing Certificate”).

8.5 Absence of Material Adverse Effect. There shall have been no change in the business, properties, condition (financial or otherwise), stockholders’ equity, products in development or prospects, or results of operations of the Parent and its Subsidiaries, taken as a whole, since the date of this Agreement which has had or would reasonably be expected to have a Parent Material Adverse Effect.

8.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.7 No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement.

9.	TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if the Closing has not taken place on or before 5:00 p.m. (Pacific time) within sixty (60) days of the execution date of this Agreement (the “Expiration Date”) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(b) by the Company if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the Expiration Date (other than as a result of any failure on the part of the Company or any of the stockholders of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement);

(c) by either Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within 20 days following the date Parent notifies the Company in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(e) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts during the period within 20 days following the date the Company notifies Parent in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period).

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10.

10.	INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 10.1(b) and Section 10.1(d), the representations and warranties made by the Company and Parent in this Agreement and the representations and warranties set forth in the Company Closing Certificate, the Parent Closing Certificate and the Merger Consideration Certificate, in each case other than the Specified Representations, shall survive the Effective Time and shall expire on the twelve-month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, a written notice is delivered to the Stockholders’ Agent or Parent, as applicable, alleging the existence an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 or under Section 10.6, as applicable, based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(d), the Specified Representations shall survive the Effective Time until 30 days after the expiration of the statute of limitations applicable thereto (including any extensions thereof); provided, however, that if, at any time prior to the applicable expiration date referred to in this sentence, a written notice is delivered to the Stockholders’ Agent or Parent, as applicable, alleging the existence of an inaccuracy in or a breach of any of such Specified Representations and asserting a claim for recovery under Section 10.2 or under Section 10.6, as applicable, based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable termination date until such time as such claim is fully and finally resolved.

(c) Intentional/Willful Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) or Section 10.1(b), the limitations set forth in Sections 10.1(a) and 10.1(b) shall not apply in the case of claims based upon intentional or willful misrepresentation or fraud.

(d) Representations Not Limited. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives. The representations, warranties, covenants and obligations of Parent, and the rights and remedies that may be exercised by the Indemnitors, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitors or any of their Representatives.

(e) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth: (i) in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement; and (ii) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by the Parent in this Agreement.

10.2 Parent Indemnitees’ Rights to Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 10.1), Vuong Trieu (the “Indemnitor”), shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement ( in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty made by the Company: (i) in this Agreement as if such representation or warranty was made on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date); or (ii) in the Company Closing Certificate (in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any claims (A) brought by employees or consultants of the Company who were terminated prior to the Closing or (B) by any Governmental Body with respect to any Taxes related to employee or consultant compensation paid or accrued prior to the Closing;

(iv) any inaccuracy in or breach of any representation or warranty set forth in the Merger Consideration Certificate;

(v) any breach of any covenant or obligation of the Company in this Agreement;

(vi) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL or CGCL (or under any other any applicable Legal Requirement) for any amount in excess of what is payable by Parent in accordance with Section 1.6 hereof; or

(vii) Fraud or intentional misrepresentation by the Company.

(b) Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.3 Limitations to Parent Indemnitee’s Rights.

(a) Basket. Subject to Section 10.3(b), the Indemnitor shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds $100,000, in the aggregate (the “Threshold Amount”). If the total amount of such Damages exceeds the Threshold Amount in the aggregate, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.

(b) Applicability of Basket. The limitations set forth in Section 10.3(a) shall not apply: (i) in the case of intentional or willful misrepresentation or fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; and (iii) to the matters referred to in Sections 10.2(a)(iii), 10.2(a)(iv), 10.2(v), 10.2(a)(vi) and 10.2(a)(vii).

(c) Recourse to the Holdback Fund. Subject to Section 10.3(d) (and for the avoidance of doubt, subject to any injunction or other equitable remedies that may be available to the Parent Indemnitees), the Holdback Shares shall be the Parent Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 10.2.

(d) Applicability of Liability Cap. The limitations set forth in Section 10.3(c) shall not apply:

(i) With respect to Indemnitor (A) in the case of intentional or willful misrepresentation or fraud; (B) to inaccuracies in or breaches of any of the Specified Representations; (B) to the matters referred to in Sections 10.2(a)(iv), 10.2(v), 10.2(a)(vi) and 10.2(a)(vii). Except in the case of intentional or willful misrepresentation or fraud, the total amount of indemnification payments that Indemnitor can be required to make to the Parent Indemnitees pursuant to Section 10.2 shall be limited to the Merger Consideration received by Indemnitor.

(ii) Notwithstanding anything to the contrary herein, Indemnitor’s liability pursuant to Section 10.2 or otherwise in connection with this Agreement shall be limited to forfeiture or return of Merger Consideration (or the amount provided in Section 10.3(d)(iv) in the event Merger Consideration has been sold by an Indemnitor).

(iii) For purposes of determining the amount of Damages that are satisfied by each share of Merger Consideration in the case of permanent retention by the Parent of Holdback Shares or, if applicable, in the case Merger Consideration is returned by a Person to the Parent to satisfy such obligations, each share of Merger Consideration shall be deemed to be equal to the Common Value; provided that, with respect to Merger Consideration that has been sold by a Person, with respect to such Merger Consideration that has been sold, the amount shall be deemed to be equal to the amount, net of Taxes incurred by such Person, that such Person received as a result of such sale.

10.4 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

10.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, any of the Company, Parent or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to Section 10.2, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Agent.

(b) Each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding.

(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Parent Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Agent consent to a settlement, adjustment or compromise, the Stockholders’ Agent shall not unreasonably withhold or delay such consent).

(d) Parent shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the obligations of the Indemnitors under Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

10.6 Indemnitors’ Rights to Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 10.1), Parent shall hold harmless and indemnify each of the Indemnitors from and against, and shall compensate and reimburse each of the Indemnitors for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitors or to which any of the Indemnitors may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by Parent in this Agreement as of the date of this Agreement ( in each case, without giving effect to any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty made by Parent: (i) in this Agreement as if such representation or warranty was made on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date); or (ii) in the Parent Closing Certificate (in each case, without giving effect to any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any breach of any covenant or obligation of Parent in this Agreement; or

(iv) fraud or intentional misrepresentation by Parent.

10.7 Limitations to Indemnitors’ Rights.

(a) Basket. Subject to Section 10.7(b) and Section 10.7(d), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.6(a)(i) or Section 10.6(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by the Indemnitors, or to which the Indemnitors have otherwise directly or indirectly become subject, exceeds the Threshold Amount. If the total amount of such Damages exceeds the Threshold Amount in the aggregate, then the Indemnitors shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.

(b) Applicability of Basket. The limitations set forth in Section 10.7(a) shall not apply: (i) in the case of intentional or willful misrepresentation or fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; and (iii) to the matters referred to in Sections 10.6(a)(iii) and 10.6(a)(iv).

(c) Liability Cap. Subject to Section 10.7(b) (and for the avoidance of doubt, subject to any injunction or other equitable remedies that may be available to the Indemnitors), the Indemnitors’ recourse under Section 10.6 shall be limited to and capped at issuance of up to 10,000,000 shares of Parent Common Stock (the “Parent Cap”) for Damages resulting from the matters referred to in Section 10.6 and Parent’s liability and obligations pursuant to Section 10.6 shall be limited to Parent’s Cap.

(d) Applicability of Liability Cap. The limitations set forth in Section 10.7(a) shall not apply: (i) in the case of intentional or willful misrepresentation or fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; and (iii) to the matters referred to in Sections 10.2(a)(iii) and 10.2(a)(iv). Except in the case of intentional or willful misrepresentation or fraud, the total amount of indemnification payments that Parent can be required to make to the Indemnitors pursuant to Section 10.7 shall be limited to 10,000,000 shares of Parent Common Stock. Notwithstanding anything to the contrary herein, Parent’s liability pursuant to Section 10.7 or otherwise in connection with this Agreement shall be limited to issuance of new shares of Parent Common Stock and Parent shall not be required under any circumstances to pay money or any other asset other than shares of Parent Common Stock in order to discharge its liabilities or obligations in connection with this Agreement. Except in the case of claims pursuant to Sections 10.2(a)(iii) and 10.2(a)(iv), no claim against Parent shall be made following the first anniversary of the Closing.

10.8 Indemnification by Key Holder. From and after the Effective Time (but subject to Section 10.1), each of the Key Holders (excluding George Uy) shall severally and not jointly hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with: (a) any inaccuracy in or breach of any representation or warranty made by such Key Holder (excluding George Uy) in this Agreement as of the date of this Agreement or on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date and in each case, after giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement); or (b) any breach of any covenant or obligation of such Key Holder (excluding George Uy) in this Agreement. The total amount of indemnification payments that each Key Holder (excluding George Uy) can be required to make to the Parent Indemnities pursuant to this Agreement shall be limited to the Merger Consideration received by such Key Holder (excluding George Uy).

10.9 Sole and Exclusive Remedy. Except with respect to claims based on fraud and the right of a Party to seek specific performance for a breach or threatened breach of covenant as provided in Section 11.11, after the Closing, the indemnification rights of the Parties under this Section 10 shall be the exclusive remedy of any Party with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

10.10 Holdback Payments.

(a) Once Damages have been agreed to by the indemnifying party or finally adjudicated to be payable pursuant to this Agreement, the indemnifying party shall satisfy its obligations within 15 days of such final, non-appealable adjudication by, if the Parent is the indemnifying party, at the election of Parent, in cash or the issuance of new shares of Parent Common Stock, or if the Indemnitor is the indemnifying party, forfeiture of Holdback Shares, or if no Holdback Shares remain, then, if applicable by the return of Merger Consideration to Parent (or if such Merger Consideration has been sold, the amount, net of Taxes, that the Person received as a result of such sale).

(b) Within 30 days following the Termination Date, Parent shall distribute to the Stockholders’ Representative that amounts of Holdback Shares equal to the amount (if any) by which (i) the Holdback Shares, reduced by any Holdback Shares previously permanently retained therefrom by Parent or other Parent Indemnitee with respect to indemnification claims relating to this Agreement, exceeds (ii) the aggregate amount claimed under all pending indemnification claims made by the Parent Indemnitees that remain unresolved at such time (the amount of such excess, the “Holdback Payment”). Upon final resolution of pending indemnification claims made by Parent Indemnitees that were unresolved at such time, Parent shall distribute any Holdback Shares retained by Parent after the distribution of the Holdback Payment to which the Stockholders’ Agent become entitled to receive within 15 days following the date of such final resolution.

10.11 Claims. Any claim for indemnification by an indemnified party under this Section 10 shall be asserted against the indemnifying party by giving the indemnifying party reasonably prompt written notice thereof, but in any event not later than 30 days after the indemnified party becomes aware of the claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by the indemnified party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the indemnified party. The indemnifying party shall have 30 days after its receipt of such notice to respond in writing to such claim. The indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance (including access to the indemnified party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such 30 day period, the indemnifying party shall be deemed to have rejected such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement.

11.	MISCELLANEOUS PROVISIONS

11.1 Stockholders’ Agent.

(a) Appointment. By virtue of execution or adoption of this Agreement and/or the delivery by a Non-Dissenting Stockholder of a Letter of Transmittal in exchange for Merger Consideration pursuant to this Agreement, the Non-Dissenting Stockholders irrevocably nominate, constitute and appoint Vuong Trieu as the agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Indemnitors for purposes of: (i) executing any documents and taking any actions that the Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any claim against the Non-Dissenting Stockholders under this Agreement for indemnification, compensation or reimbursement; (ii) disputing or refraining from disputing any claim made by Parent or the Surviving Corporation under this Agreement; (iii) negotiating and compromising any dispute that may arise under, and exercising or refraining from exercising any remedies available under this Agreement; (vi) executing any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) exercising such rights, power and authority as are incidental to the foregoing. Vuong Trieu hereby accepts his appointment as Stockholders’ Agent. No stockholders shall have any cause of action against: (A) Parent with respect to any action taken or omission made by the Stockholders’ Agent; or (B) the Stockholders’ Agent for any action taken, decision made or instruction given by the Stockholders’ Agent under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Agent.

(b) Authority. The Non-Dissenting Stockholders grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Parent Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under this Agreement; and (ii) each Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.

(c) Power of Attorney. The Non-Dissenting Stockholders recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Non-Dissenting Stockholders.

(d) Replacement. If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Non-Dissenting Stockholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Non-Dissenting Stockholders.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; (d) the satisfaction of any conditions to the Closing; and (e) the consummation of the Merger; provided, however, that the Deductible Transaction Expenses shall be deducted from the Merger Consideration.

11.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile before 5:00 p.m. (Pacific time) with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent via facsimile after 5:00 p.m. (Pacific time) with confirmation of receipt, the business day after being sent; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Attention: Richard Vincent, CFO

Facsimile: (858) 210-3759

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Glen Y Sato, Esq.

Facsimile: (650) 849-7400

If to the Company, to:

IgDraSol, Inc.

1 Technology Drive, Building J, Suite 729

Irvine, CA 92618

Attention: Chief Executive Officer

Facsimile: (714) 445-0127

with a copy to (which shall not constitute notice):

Hall Estill

320 South Boston Avenue, Ste. 200

Tulsa, OK 74103

Attention: William Pedranti, Esq.

Facsimile: (918) 594-0505

if to the Stockholders’ Agent:

Vuong Trieu

c/o IgDraSol, Inc.

1 Technology Drive, Building J, Suite 729

Irvine, CA 92618Facsimile: (714) 445-0127

11.6 Time of the Essence. Time is of the essence of this Agreement.

11.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.9 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in Section 11.9(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional or willful misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of California (and each appellate court located in the State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 10 shall be brought and resolved exclusively in accordance with Exhibit D (it being understood that, for the avoidance of doubt and without limiting any portion of Section 11.9(b): (i) any claim based upon intentional or willful misrepresentation or fraud may be brought and resolved in accordance with Section 11.9(b) rather than in accordance with Exhibit D; and (ii) nothing in this Section 11.9(c) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction).

11.10 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Parent Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person.

11.11 Remedies Cumulative; Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.16 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.17 Disclosure Schedule. Each of the Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein and any other representation or warranty if it is readily apparent from the information disclosed (without further knowledge) that it is relevant to such other representation or warranty.

11.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.19 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

IgDraSol, Inc., a Delaware corporation

/s/ Vuong Trieu
Name: Vuong Trieu
Title: Chief Executive Officer

STI MERGER SUB, INC. a Delaware corporation

/s/ Henry Ji
Name: Henry Ji
Title: President and CEO

Sorrento Therapeutics, Inc., a Delaware corporation

/s/ Henry Ji
Name: Henry Ji
Title: President and CEO

/s/ Vuong Trieu
Vuong Trieu, as Stockholders’ Agent

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Stockholders:

/s/ Jason Dekker
Jason Dekker

/s/ Bassil I. Dahiyat
Bassil I. Dahiyat

/s/ Chao Hsiao
Chao Hsiao

/s/ Vuong Trieu
Vuong Trieu

/s/ Larn Hwang
Larn Hwang

/s/ Kouros Motamed
Kouros Motamed

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Confidential

EXHIBITS INDEX

Exhibit A	-	Certain Definitions

Exhibit B	-	Voting Agreements

Exhibit C	-	Merger Consideration Allocation

Exhibit D	-	Indemnification Claims

Exhibit E	-	Company Certificate Amendment

SCHEDULES

Schedule 7.5	Required Consents

Confidential

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license or disposition of all or a material portion of any of the Company’s business or assets;

(b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to employees of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedules), as it may be amended from time to time.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Value. “Common Value” means $9.25.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock, Stock Options, and Warrants.

Company Certificate Amendment. “Company Certificate Amendment” shall mean the amendment to the Company’s Certificate of Incorporation in the form of Exhibit E to the Agreement.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 11.17 of the Agreement.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any affiliate controlled by the Company.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has or may have any liability or obligation, excluding any Company Employee Agreement.

Company IP. “Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company (other than “shrink wrap,” “click through” or similar license agreements accompanying widely available computer software that have not been modified or customized for Company).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that is (considered together with all other Effects), or could reasonably be expected to be or to become, materially adverse to: (a) the business, assets, capitalization, Intellectual Property, results of operations, and financial performance of the Company taken as a whole; (b) Parent’s right to own the stock of the Surviving Corporation; or (c) the ability of the Company to perform any of its or his material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that the foregoing clause “(a)” shall not include any Effect occurring after the date hereof and resulting from any of the following (either alone or in combination) and no such Effect occurring after the date hereof and resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other industry participants) on the Company, (B) general changes in the industries in which the Company operates that do not disproportionately and adversely affect the Company as compared to other entities operating in such industries, (C) acts of armed hostility, sabotage, terrorism or war, including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, or (D) any adverse effect arising from or otherwise related to changes in Law or applicable accounting regulations or principles or interpretations thereof.

Company Option. “Company Option” shall mean each Option to purchase Company Common Stock whether or not issued under the Company’s Stock Plan.

Company Products. “Company Products” shall mean all products under development at any time by the Company and all products produced, manufactured, marketed or distributed at any time by the Company.

Company Related Party. “Company Related Party” shall mean: (a) the Key Holders and each stockholder who holds more than 5% of the outstanding capital stock of the Company; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Company’s Stock Plan. “Company’s Stock Plan” shall mean the Company’s 2013 Stock Incentive Plan.

Company Transaction Expenses. “Company Transaction Expenses” shall mean all fees, costs, expenses, payments, expenditures or Liabilities of the Company, whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at the Effective Time, and whether or not invoiced prior to the Effective Time, that relate to the Agreement, any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, but excluding fees payable to CRT Capital Group LLC up to a maximum of $350,000 and $60,000 of legal fees of Snell & Wilmer L.L.P. Company Transaction Expenses shall not include legal or accounting expenses for general corporate or finance matters, even if performed in anticipation of a financing, merger, or sale of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall mean any actual out-of-pocket loss, damage, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Deductible Transaction Expenses. “Deductible Transaction Expenses” shall mean the Company Transaction expenses in excess of $60,000, excluding fees of the Company’s outside legal counsel for providing the legal opinion referred to in Section 7.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, license, option, right of first refusal, encumbrance, claim, limitation or restriction of any nature, except for (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or encumbrances, if any, that have not had, and would not have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment. “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

Environmental Licenses. “Environmental License” means any Consent or Governmental Approval required by or pursuant to any applicable Environmental Laws.

Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

FDA. “FDA” shall mean United States Food and Drug Administration.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Holdback Shares. “Holdback Shares” means a total of 7,619,920 shares of Parent Common Stock. For clarity, Holdback Shares shall not include any of the Milestone Consideration.

Intellectual Property. “Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, utility models, formulae, designs, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, summaries or other documentation).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property, including without limitations, design rights, semiconductor chips rights and domain name rights;

and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Key Holders. “Key Holders” shall man each of Larn Hwang, Kouros Motamed, George Uy and Vuong Trieu.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Key Holder has Knowledge of such fact or other matter. The Parent shall be deemed to have “Knowledge” of a particular fact or other matter if any named executive officer has Knowledge of such fact or matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Lead Product. “Lead Product” shall mean the Company’s product designate as “IG-001” in any form, including any back-ups or other formulations thereof.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Merger Consideration. “Merger Consideration” shall mean the shares of Parent Common Stock that former holders of Company Capital Stock will receive or be entitled to receive (if any) pursuant to Section 1.6 of the Agreement.

Milestone Consideration. “Milestone Consideration” shall mean, each of or collectively (as the context so requires), the FDA Acceptance Payment and the NDA Submission Payment.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive the Merger Consideration pursuant to Section 1.5.

“Option” shall mean, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

Order. “Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of the Parent and prepared in accordance with Section 11.17 of the Agreement.

Parent Indemnitees. “Parent Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Indemnitors shall not be deemed to be “Parent Indemnitees.”

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that is (considered together with all other Effects), or could reasonably be expected to be or to become, materially adverse to: (a) the business, assets, capitalization, results of operations, and financial performance of the Parent taken as a whole; (b) Stockholders’ right to own the stock of the Parent; or (c) the ability of the Parent to perform any of its or his material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that the foregoing clause “(a)” shall not include any Effect occurring after the date hereof and resulting from any of the following (either alone or in combination) and no such Effect occurring after the date hereof and resulting from any of the following shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (A) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other industry participants) on Parent, (B) general changes in the industries in which Parent operates that do not disproportionately and adversely affect Parent as compared to other entities operating in such industries, (C) acts of armed hostility, sabotage, terrorism or war, including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, or (D) any adverse effect arising from or otherwise related to changes in Law or applicable accounting regulations or principles or interpretations thereof.

Parent SEC Filings. “Parent SEC Filings” shall mean reports filed by Parent pursuant to the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as a publicly traded company.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pro Rata Portion. “Pro Rata Portion” means the amount applicable to each individual or entity as set forth on Exhibit C and the Merger Consideration Certificate.

Product Candidate. “Product Candidate” shall mean all the products previously, currently or that at any time prior to the Effective Time will be under development or research by the Company, including Cynviloq and Tocosol.

Properties. “Properties” means the leasehold properties held or occupied by the Company.

Register. The terms “Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act (“Registration Statement”), and the declaration or ordering of the effectiveness of such Registration Statement.

Registrable Securities. “Registrable Securities” shall mean the Common Stock of the Parent issued as Merger Consideration.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications, filings and issues for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” means the United States Securities and Exchange Commission.

Selling Expenses. “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

Shares. “Shares” shall mean collectively all shares of Company Capital Stock.

Specified Representations. “Specified Representations” shall mean (a) the representations and warranties set forth in Sections 2.3, 2.21, 3, 4.3, 4.20 and 4.21 of the Agreement; and (b) the representations and warranties set forth in the Company Closing Certificate, the Merger Consideration Certificate and the Parent Closing Certificate, but only to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

SCHEDULE 7.5